Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 2, 2009 with respect to the consolidated financial statements and financial statement schedule of American Realty Capital Trust, Inc.  appearing in the 2008 Annual Report of American Realty Capital Trust, Inc. on Form 10-K for the year ended December 31, 2008 which is incorporated by reference in this Pre-effective Amendment No. 1 to Post-effective Amendment No. 6 to the Registration Statement and Prospectus on Form S-11 (File No. 333-145949). We consent to the incorporation by reference in this Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

October 30, 2009